UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2026

TUCOWS INC.
(Exact Name of Registrant Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	0-28284 (Commission File Number)	23-2707366 (IRS Employer Identification No.)

96 Mowat Avenue, Toronto, Ontario, Canada	M6K 3M1
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 535-0123

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TCX	NASDAQ

Item 1.01         Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On July 27, 2026 (“Third Amendment Closing Date”), Tucows Inc. (“Tucows”) and its wholly owned subsidiaries, Tucows.com Co., Ting Inc., Tucows (Delaware) Inc., Wavelo, Inc. and Tucows (Emerald), LLC (each, a “Borrower” and together, the “Borrowers”) and certain other subsidiaries of Tucows, as guarantors (each, a “Guarantor” and together, the “Guarantors” and together with the Borrowers, the “Loan Parties”), entered into the Third Amendment (the “Amendment”), to that certain Credit Agreement dated September 22, 2023 (as previously amended, supplemented or otherwise modified, the “Existing Credit Agreement,” and as amended by the Amendment, the “Amended Credit Agreement”), by and among the Borrowers, Bank of Montreal, as administrative agent (“BMO” or the “Agent”), and the other lenders party thereto from time to time.

The Amendment amends the Existing Credit Agreement to, among other things, (i) extend the maturity date of the lenders’ commitments from September 22, 2027 to July 27, 2029 (with the exception of one syndicate member with a commitment of $27.5 million, for which Tucows has commenced discussions to replace with an existing or new syndicate member(s)), (ii) approve the Ting Fiber Investment and Sale (as defined below) and additional financing to be made by Tucows into Ting Fiber, LLC and certain affiliated entities (each, a “Ting Fiber Group Entity”) subject to the existing financial covenants and certain other limitations, and (iii) approve financing of a data centre purchase transaction as described below as a use of proceeds, and in each case, subject to the terms and conditions set forth in the Amended Credit Agreement.

The Amendment was executed with key pricing and key financial covenants remaining substantially the same, including the debt covenant at a maximum 3.75x Total Funded Debt / Adjusted EBITDA and a minimum 3.0x interest coverage.

The foregoing description of the material terms of the Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full text of the Amendment and the Credit Agreement attached thereto, a copy of which will be filed as an exhibit to Tucows’ Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2026.

Unit Purchase and Exit Agreement

On July 27, 2026, Tucows entered into a Unit Purchase and Exit Agreement (“Agreement”) with Ting Fiber, LLC, Tucows Fiber, Inc., Ting Issuer LLC and the holder of all outstanding Series A Preferred Units (the “Units”) of Ting Fiber, LLC (the “Preferred Member”).

The Agreement relates to the Series A Preferred Units originally issued in connection with the preferred financing previously described in Tucows’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on August 9, 2022 and in subsequent public disclosures.

Under the Agreement, Tucows acquired the Preferred Member’s Units in Ting Fiber, LLC for $3 million; made a $5 million loan to Ting Fiber, LLC; and agreed to certain other financial or asset transfer obligations, subject to certain conditions set forth in the Agreement (“Ting Fiber Investment and Sale”). The Units acquired from the Preferred Member were surrendered, cancelled and retired and the Preferred Member ceased to be a member, preferred member or other unit holder of Ting Fiber, LLC. The parties exchanged customary releases with respect to the Preferred Member’s Units and related transaction documents, subject to the terms of the Agreement.

The Agreement also resolves the Return Breach and related Trigger Event previously described in Tucows’ Current Report on Form 8-K filed with the SEC on December 5, 2025. Effective upon closing, the Preferred Member withdrew any previously issued notice of Return Breach, Trigger Event, redemption request, notice of default, reservation of rights or similar notice relating to the Series A Preferred Units, and waived the related rights and remedies, except for rights expressly preserved under the Agreement.

The Series A Preferred Units carried a value of approximately $150 million (inclusive of cumulative dividends) at the time of the Agreement.

The foregoing description of the material terms of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Tucows' Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2026.

Corresponding Intercompany Agreement

In connection with the foregoing transactions, on July 27, 2026, Tucows entered into an agreement with Ting Fiber LLC pursuant to which Tucows agreed to acquire a data centre asset from Ting for aggregate consideration of approximately $6 million. The data centre is utilized primarily in the operations of Tucows’ other businesses, Tucows Domains and Wavelo, and this transaction places the data centre ownership outside of any possible outcomes of the Ting Fiber LLC strategic process.

Item 1.02         Termination of a Material Definitive Agreement.

The text of Item 1.01 under the heading “Unit Purchase and Exit Agreement” is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2026	TUCOWS INC.

	By:	/s/ Ivan Ivanov
	Name:	Ivan Ivanov
	Title:	Chief Financial Officer